Exhibit 10.1

Independent Directors Compensation Policy
Effective:  March 1, 2013

ANNUAL FEES	$35,000

TRAVEL EXPENSES
Upon approval by USASF, an independent director as defined under NASDAQ Marketplace Rule 5405(a)(2) (“Independent Director”) will receive reimbursement for reasonable travel expenses incurred to attend Board and committee meetings.

COMPENSATION METHOD
At the discretion of USASF, Independent Directors will be compensated either in cash or equity. The Independent Directors’ compensation will be prorated based on the number of months that the director serves or served on the board during any fiscal year.

PAYMENT OF FEES
Fees will be paid to each Independent Director no later than fifteen (15) days after the end of each fiscal year.

Note: USASF will review the Board of Directors Compensation Policy periodically to ensure we are aligned with other companies comparable to our size and market cap.